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                                                                    EXHIBIT 16.1

                             (Andersen Letterhead)




Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

June 14, 2002


Dear Sir/Madam:


We have read the 1st, 2nd, 3rd, and 4th paragraphs of Item 4 included in the Form 8-K dated June 17, 2002 of Gaylord Entertainment Company to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein insofar as they pertain to Arthur Andersen LLP.

Very truly yours,

/s/ Arthur Andersen LLP



cc: Mr. David C. Kloeppel, CFO, Gaylord Entertainment Company